Exhibit 99.1

Solera Holdings, Inc. Reports Third Quarter Fiscal Year 2011 Results

Third Quarter Revenue of $175.5 million, up 8.0% on a GAAP Basis and up 7.0% on a

Constant Currency Basis; Company Raises Guidance for Fiscal Year 2011;

Company Announces Quarterly Dividend

DALLAS, May 9/PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the third quarter of fiscal year 2011.

Results for the Third Quarter Ended March 31, 2011:

GAAP Results

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Revenue for the third quarter was $175.5 million, an 8.0% increase over the prior year third quarter revenue of $162.5 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the third quarter increased by approximately 7.0% over the prior year third quarter revenue;

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GAAP net income attributable to Solera Holdings, Inc. for the third quarter was $80.1 million, a 254.6% increase over the prior year third quarter GAAP net income attributable to Solera Holdings, Inc. of $22.6 million, which increase is primarily attributable to a $35.2 million income tax benefit we recognized during the quarter as described below;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the third quarter was $1.13, a 253.1% increase over the prior year third quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.32, which increase is primarily attributable to a $35.2 million income tax benefit we recognized during the quarter as described below.

“We are encouraged by the overall trends we saw during the quarter that suggest a broad-based recovery is underway. During the quarter, certain of our markets experienced volatility. Our focus on execution across our global markets drove our constant currency revenue growth rate of 7%, which is 93% higher than our constant currency growth rate in the prior year period, excluding contributions from AUTOonline, and back in our 7% - 9% range,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “Our Adjusted EBITDA margin was 44.1%, which is approximately 220 basis points above the margin in the prior year period.”

“We believe that our pending acquisition of Explore Information Services, LLC will expand our delivery of high value services that strengthen our relationships with our insurance company customers. We will be able to deliver solutions that help our insurance company customers both control claims processing costs and actively manage and price their risk to generate premium revenue,” said Aquila.

Non-GAAP Results

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Adjusted EBITDA for the third quarter was $77.3 million, a 13.8% increase over the prior year third quarter Adjusted EBITDA of $68.0 million. After adjusting for FX Changes, Adjusted EBITDA for the third quarter of fiscal year 2011 increased by approximately 14.2% over the prior year third quarter Adjusted EBITDA;

•	Adjusted Net Income for the third quarter was $46.0 million, a 17.4% increase over the prior year third quarter Adjusted Net Income of $39.2 million;

•	Adjusted Net Income per diluted common share for the third quarter was $0.65, a 16.1% increase over the prior year third quarter Adjusted Net Income per diluted common share of $0.56.

Business Statistics

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EMEA revenue was $100.1 million for the third quarter, representing a 6.9% increase over the prior year third quarter. After adjusting for FX Changes, EMEA revenue for the third quarter increased 6.4% over the prior year third quarter;

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Americas revenue was $75.4 million for the third quarter, representing a 9.5% increase over the prior year third quarter. After adjusting for FX Changes, Americas revenue for the third quarter increased 7.9% over the prior year third quarter;

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Revenue from insurance company customers was $69.3 million for the third quarter, representing a 7.1% increase over the prior year third quarter. After adjusting for FX Changes, revenue from insurance company customers for the third quarter increased 5.8% over the prior year third quarter;

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Revenue from collision repair facility customers was $63.6 million for the third quarter, representing a 9.0% increase over the prior year third quarter. After adjusting for FX Changes, revenue from collision repair facility customers for the third quarter increased 8.3% over the prior year third quarter;

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Revenue from independent assessors was $17.7 million for the third quarter, representing a 3.0% increase over the prior year third quarter. After adjusting for FX Changes, revenue from independent assessors for the third quarter increased 3.6% over the prior year third quarter;

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Revenue from automotive recycling, salvage and other customers was $24.9 million for the third quarter, representing an 11.8% increase over the prior year third quarter. After adjusting for FX Changes, revenue from automotive recycling, salvage and other customers for the third quarter increased 10.2% over the prior year third quarter.

Updated Fiscal Year 2011 Outlook:

We are updating our previously issued outlook for our full fiscal year ending June 30, 2011 as follows:

	Previous Fiscal Year 2011 Outlook	Current Fiscal Year 2011 Outlook
Revenues	$668 million — $672 million	$676 million — $678 million
GAAP Net Income	$107 million — $111 million	$163 million — $165 million
Adjusted EBITDA	$285 million — $289 million	$291 million — $293 million
Adjusted Net Income	$165 million — $168 million	$170 million — $172 million
Adjusted Net Income per diluted share	$2.31 — $2.35	$2.39 — $2.41

The Fiscal Year 2011 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, and an assumed 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2010:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2009	$1.43	$1.64
Quarter ended December 31, 2009	1.48	1.63
Quarter ended March 31, 2010	1.39	1.56
Quarter ended June 30, 2010	1.28	1.49
Quarter ended September 30, 2010	1.29	1.55
Quarter ended December 31, 2010	1.36	1.58
Quarter ended March 31, 2011	1.37	1.60

During the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, the movement of the U.S. dollar against most major foreign currencies we use to transact our business was mixed. Relative to the Euro, the average U.S. dollar strengthened by 1.3%, which decreased our revenues and expenses for the three months ended March 31, 2011 relating to the Euro markets in which we transact business. In contrast, the average U.S. dollar weakened versus the Pound Sterling by 2.6%, which increased our revenues and expenses for the three months ended March 31, 2011 relating to the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in increases or decreases, as the case may be, to our revenues of $7.0 million and $19.8 million during the three and nine months ended March 31, 2011, respectively.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributed to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

GAAP Income Tax Provision:

In the third quarter of fiscal year 2011, we recognized an income tax benefit of $35.2 million, reflecting the release of $50.7 million of the valuation allowance on our U.S. net deferred tax assets. The release of the valuation allowance resulted from our recent sustained history of operating profitability in the U.S. and Canada, and the determination by management that the future realization of the net deferred tax assets was judged to be more-likely-than-not. Additional details regarding the GAAP income tax provision will be provided during our May 9, 2011 conference call and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 to be filed with the Securities and Exchange Commission by May 10, 2011.

Quarterly Dividend:

The Audit Committee of the Board of Directors has approved the payment of a quarterly cash dividend of $0.075 per share of outstanding common stock and per outstanding restricted stock unit. The Audit Committee has also approved a quarterly stock dividend equivalent of $0.075 per outstanding restricted stock unit granted to certain of our executive officers during fiscal year 2011 in lieu of a cash dividend, which dividend equivalent will be paid to the restricted stock unit holders as the restricted stock unit vests. The dividends are payable on June 6, 2011 to stockholders and restricted stock unit holders of record at the close of business on May 23, 2011.

Earnings Conference Call:

We will host our third quarter ended March 31, 2011 earnings call today at 5:00 p.m. (Eastern Time) – May 9, 2011. The conference call will be webcast live on the Internet and can be accessed by visiting: www.solerainc.com. A live audio broadcast of the call will be accessible to the public by calling (800) 599-9795 or, from outside the U.S., (617) 786-2905; please enter the following access code when prompted: 31415058. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on May 23, 2011. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 49522914.

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Revenues	$175,545	$162,542	$502,613	$476,629

Cost of revenues:
Operating expenses	33,569	32,340	98,408	99,028
Systems development and programming costs	16,905	16,651	49,664	52,150

Total cost of revenues (excluding depreciation and amortization)	50,474	48,991	148,072	151,178

Selling, general and administrative expenses	50,095	46,306	136,768	128,113
Depreciation and amortization	20,575	22,396	60,481	66,716
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	716	1,561	2,215	5,021
Acquisition and related costs	1,144	820	2,981	2,958
Interest expense	7,506	7,876	22,189	25,250
Other (income) expense, net	(3,154)	58	(481)	613

	127,356	128,008	372,225	379,849

Income before provision for income taxes	48,189	34,534	130,388	96,780
Income tax provision (benefit)	(35,165)	9,150	(18,842)	23,590

Net income	83,354	25,384	149,230	73,190
Less: Net income attributable to noncontrolling interests	3,261	2,799	9,094	7,344

Net income attributable to Solera Holdings, Inc.	$80,093	$22,585	$140,136	$65,846

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$1.13	$0.32	$1.99	$0.94

Diluted	$1.13	$0.32	$1.98	$0.94

Dividends paid per share	$0.08	$0.06	$0.23	$0.19

Weighted-average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	70,480	69,722	70,235	69,493

Diluted	70,818	69,916	70,563	69,654

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net and (vii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED EBITDA

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Net income attributable to Solera Holdings, Inc.	$80,093	$22,585	$140,136	$65,846
Add: Income tax provision (benefit)	(35,165)	9,150	(18,842)	23,590

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	44,928	31,735	121,294	89,436
Add: Depreciation and amortization	20,575	22,396	60,481	66,716
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	716	1,561	2,215	5,021
Add: Acquisition and related costs	1,144	820	2,981	2,958
Add: Interest expense	7,506	7,876	22,189	25,250
Add: Other (income) expense, net	(3,154)	58	(481)	613
Add: Stock-based compensation expense	5,634	3,532	10,388	6,964

Adjusted EBITDA	$77,349	$67,978	$219,067	$196,958

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (v) other (income) expense, excluding interest income and (vi) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% tax rate as an approximation of our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera

Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.

RECONCILIATION TO ADJUSTED NET INCOME

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Net income attributable to Solera Holdings, Inc.	$80,093	$22,585	$140,136	$65,846
Add: Income tax provision (benefit)	(35,165)	9,150	(18,842)	23,590

Net income attributable to Solera Holdings, Inc. before income tax provision (benefit)	44,928	31,735	121,294	89,436
Add: Amortization of acquisition-related intangibles	14,224	16,311	41,755	48,681
Add: Restructuring charges, asset impairments and other costs associated with exit and disposal activities	716	1,561	2,215	5,021
Add: Acquisition and related costs	1,144	820	2,981	2,958
Add: Other (income) expense, not including interest income	(2,733)	481	1,047	1,855
Add: Stock-based compensation expense	5,634	3,532	10,388	6,964

Adjusted Net Income before income tax provision (benefit)	63,913	54,440	179,680	154,915
Less: Assumed provision for income taxes at 28%	(17,896)	(15,243)	(50,310)	(43,376)

Adjusted Net Income	$46,017	$39,197	$129,370	$111,539

Adjusted Net Income per share:
Basic	$0.65	$0.56	$1.84	$1.61

Diluted	$0.65	$0.56	$1.83	$1.60

Weighted-average shares used in the calculation of GAAP Net Income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	70,480	69,722	70,235	69,493

Diluted	70,818	69,916	70,563	69,654

SOLERA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2011 AND JUNE 30, 2010

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2011	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$388,521	$240,522
Accounts receivable, net	124,495	99,682
Other receivables	16,699	12,989
Other current assets	27,912	20,713
Deferred income tax assets	11,913	4,059

Total current assets	569,540	377,965

Property and equipment, net	57,010	53,255
Goodwill	712,108	635,709
Intangible assets, net	261,910	275,492
Other noncurrent assets	13,239	12,065
Noncurrent deferred income tax assets	46,183	2,167

Total assets	$1,659,990	$1,356,653

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,186	$25,420
Accrued expenses and other current liabilities	125,128	103,921
Income taxes payable	21,211	7,041
Deferred income tax liabilities	1,935	1,673
Current portion of long-term debt	5,942	5,442

Total current liabilities	185,402	143,497

Long-term debt	582,508	538,018
Other noncurrent liabilities	25,015	34,140
Noncurrent deferred income tax liabilities	34,364	33,752

Total liabilities	827,289	749,407

Redeemable noncontrolling interests	109,155	94,431

Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 70,608 shares and 70,017 shares issued and outstanding, as of March 31, 2011 and June 30, 2010, respectively	560,201	545,048
Retained earnings	141,059	22,550
Accumulated other comprehensive income (loss)	13,211	(60,583)

Total Solera Holdings, Inc. stockholders’ equity	714,471	507,015

Noncontrolling interests	9,075	5,800

Total stockholders’ equity	723,546	512,815

Total liabilities and stockholders’ equity	$1,659,990	$1,356,653

SOLERA HOLDINGS, INC.

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010

(In thousands)

(Unaudited)

	Nine Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$163,577	$126,133
Net cash used in investing activities	(15,939)	(99,011)
Net cash used in financing activities	(31,237)	(17,718)
Effect of foreign currency exchange rate changes on cash and cash equivalents	31,598	(1,672)

Net change in cash and cash equivalents	147,999	7,732
Cash and cash equivalents, beginning of period	240,522	223,420

Cash and cash equivalents, end of period	$388,521	$231,152

Supplemental cash flow information:
Cash paid for interest	$23,250	$25,020
Cash paid for income taxes	$27,961	$33,698

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$2,179	$3,622
Accrued contingent purchase consideration	$800	$3,274

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about: our expectations regarding our prospects and business outlook for fiscal year 2011; our expectations and beliefs regarding changes in foreign currency exchange rates and status of the economic recession; the Solera and customer benefits from our pending acquisition of Explore Information Services, LLC; and statements about dividends, our effective tax rate and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions and other factors; we may not complete our acquisition of Explore; the failure to realize the expected benefits from our acquisition of Explore; our inability to successfully integrate Explore’s business, including Explore’s existing employees, infrastructure and service offering, with our existing business at reasonable cost, or at all; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate our acquired businesses; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; our reliance on third-party information for our software and services; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2010. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@solerainc.com